Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF CRYPTYDE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cryptyde, Inc., a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1.	The name of the corporation is Cryptyde, Inc. (the “Corporation”).

2.	The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was March 9, 2022.

3.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

4.	Effective as of 4:05 PM, New York time, on March 16, 2023, the Certificate of Incorporation is hereby amended by amending and restating paragraph (a) of Article FOURTH in its entirety as follows:

“(a) The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000) shares, consisting of five hundred million (500,000,000) shares of Common Stock, each having a par value of $0.001 per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, each having a par value of $0.001 per share (the “Preferred Stock”).”

5.	The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation.

6.	Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, Cryptyde, Inc. has caused this Certificate of Amendment to be duly executed by the undersigned duly authorized officer as of this 16th day of March, 2023.

CRYPTYDE, INC.

By:	/s/ Brett Vroman
Name:	Brett Vroman
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment (Share Increase Amendment)]